Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Current Report on Form 8-K of Huntington Bancshares Incorporated of our reports dated February 21, 2025, with respect to the financial statements of Cadence Bank and the effectiveness of internal control over financial reporting, included in Cadence Bank’s Annual Report on Form 10‑K for the year ended December 31, 2024.

/s/ Forvis Mazars, LLP

Fort Worth, Texas
December 1, 2025